UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Musick, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    On March 10, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Endologix, Inc. (the “Company”) adopted a cash bonus plan (the “Bonus Plan”) pursuant to which certain of the Company’s employees, including its named executive officers, are eligible to receive cash bonus compensation based on the achievement of certain Company performance objectives in 2015. The terms of the Bonus Plan are not contained in a formal written document. The material terms of the Bonus Plan are as follows:
Under the Bonus Plan, the Company’s named executive officers are eligible to receive cash bonus compensation based upon the achievement of certain specified performance goals and objectives relating to the Company. Each named executive officer of the Company is eligible to receive a target bonus calculated by multiplying such named executive officer’s annual base salary by a percentage value assigned to such named executive officer.
The determination of the bonus amounts for the Company’s named executive officers will generally be based on achievement of the following Company performance objectives:

Financial Objectives	Weighting
Achievement of a certain sales revenue target	42%
Achievement of a certain gross margin target	9%
Achievement of a certain cash burn target	9%
Total	60%
Non-Financial Objectives	Weighting
Achievement of product development milestones	25%
Achievement of quality and compliance milestones	15%
Total	40%

For purposes of the financial objectives, the Committee established fiscal year 2015 revenue, gross margin and cash burn targets for the Company as well as minimum and maximum revenue, gross margin and cash burn amounts within which cash bonuses may be paid. The portion of the cash bonus payable with respect to the revenue, gross margin and cash burn targets is calculated by reference to the Company’s actual revenue, gross margins and cash burn in fiscal year 2015 in relation to the established revenue, gross margin and cash burn targets. If the Company has actual revenue, gross margins, or cash burn in an amount less than the established minimum, then no cash bonus will be paid with respect to such component. If the Company has actual revenue, gross margin, or cash burn amounts in an amount between the established minimum and the target, then a cash bonus between 25% and 100% will be paid with respect to such component (in percentage increments within such range based on the actual revenue, gross margins or cash burn). If the Company has actual revenue, gross margins or cash burn in an amount equal to the established target, then a cash bonus of 100% will be paid with respect to such component. If the Company has actual revenue, gross margins or cash burn in excess of the target, then a cash bonus between 100% and 200% will be paid with respect to such component (in percentage increments within such range based on the actual revenue, gross margins or cash burn).
For purposes of the non-financial objectives, the Committee established fiscal year 2015 product development and quality and compliance targets. The portion of the cash bonus payable with respect to the product development components is calculated by reference to the calendar month during which the Company achieves the applicable milestone, if at all. If the Company does not achieve a milestone or achieves a milestone after a certain date, then no cash bonus will be paid with respect to such component. If the Company achieves a milestone later than the target month, but before a certain date, then a cash bonus between 25% and 100% will be paid with respect to such milestone (in percentage increments within such range based on the month of achievement). If the Company achieves a milestone during the target month, then a cash bonus of 100% will be paid with respect to such milestone. If the Company achieves a milestone earlier than the target month, then a cash bonus between 100% and 200% will be paid with respect to such milestone (in percentage increments within such range based on the month of achievement). The portion of the cash bonus payable with respect to the quality and compliance component is calculated by reference to the Company’s achievement of certain quality or compliance targets, and the related cash bonus may be in a range between a minimum of 50% and a maximum of 175% (in percentage increments within such range based on the actual level of achievement).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: March 13, 2015	/s/ Shelley B Thunen
Chief Financial Officer